EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the _____ day of ______________, 2018, between MR2 GROUP, INC. (the “Company”), and JAMES T. MEDICK (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Executive Officer, President and Chairman of the Company; and

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer, President and Chairman of the Company under the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to serve the Company as the Chief Executive Officer, President and Chairman under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS. The following definitions shall apply in this Agreement:

(a) “Anniversary Date” shall mean the first anniversary of the Effective Date, and the anniversary of the Effective Date of each successive year.

(b) “Annual Salary” shall be the stated base cash compensation defined in Section 5(a) without regard to any elective deferral or salary reduction plan or program of the Company.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Cause” shall mean that the Executive (i) continuously failed or refused to substantially perform assigned job duties and responsibilities, other than any such failure resulting from the Executive’s incapacity due to physical or mental illness; (ii) failed to abide by Company policies, standards and procedures as may be established from time to time; (iii) engaged in fraudulent conduct; (iv) engaged in dishonesty with respect to the Company’s assets or business; (v) is convicted of a felony or other crime that affects the Executive’s suitability for employment; (vi) engages in conduct which is reasonably considered to be detrimental to the Company’s reputation, character or standards within the local community or the industry in general; or (vii) engaged in gross negligent or willful misconduct relating to the business of the Company. The determination of the existence of Cause shall be made in the reasonable judgment of the Board of Directors.

(e) “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, the “Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (1) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Subsection (iii) below; or

(ii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (3) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (⅔) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

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(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Disability” shall mean a permanent disability within the meaning of the long-term disability insurance plan maintained by the Company.

(h) “Effective Date” shall mean the effective date of the Company’s Initial Public Offering.

(i) “Good Reason” shall mean (i) a reduction in the Executive’s Annual Salary or his total cash compensation opportunities or benefits (except any reduction in compensation which may be broadly applied among senior executives because of adverse financial conditions of the Company or as part of a restructuring of the Company executive compensation program); (ii) an elimination of the Executive’s position where he is not offered a comparable position within thirty (30) calendar days following the Effective Date of the elimination of the position or a significant lessening of the Executive’s job responsibilities, a demotion of the Executive or an unacceptable relocation of the Executive (defined as an increase of fifty (50) miles or more from his current commute); or (iii) the Company’s decision not to renew this Agreement.

2. TERM OF AGREEMENT; RENEWAL. This Agreement shall initially be effective for a three-year term beginning on the Effective Date and ending on the day before the third anniversary thereof. The term of this Agreement will automatically renew on the initial Anniversary Date and on each subsequent Anniversary Date for an additional three-year period unless, at least ninety (90) days prior to the first Anniversary Date within the then current term, either party shall give written notice of nonrenewal to the other, in which event this Agreement shall terminate at the end of the three-year period then in effect. For example, assuming the initial contract period commences on June 1, 2018, it shall continue through May 31, 2021. On June 1, 2019, the term of this Agreement extends to May 31, 2022. On June 1, 2020, the term of this Agreement extends to May 31, 2023 unless one of the parties provides a written notice of intent not to renew the Agreement at least 90 days prior to June 1, 2020.

3. POSITION AND DUTIES. The Executive shall serve as the Chief Executive Officer, President and Chairman reporting to the Board of Directors and shall perform the duties and responsibilities of that office, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors, provided that such duties are consistent with the position of a Chief Executive Officer.

4. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote substantially all his working time, ability and attention to the business of the Company during the term of this Agreement; provided, however, that this Section 4 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, (c) serving as a compensated employee, officer and/or director of any affiliate of the Company or (d) being involved in any other business activity with the prior approval of the Board of Directors. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Company.

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5. COMPENSATION.

(a) ANNUAL SALARY. For services rendered under this Agreement, the Executive shall be entitled to receive as base compensation an Annual Salary at an initial rate of $325,000 per year. The Executive’s Annual Salary shall be reviewed thereafter by the Board of Directors at least once annually and may be adjusted at the discretion of the Board of Directors in accordance with the Company’s then-current compensation policies and practices and other factors deemed relevant by the Board of Directors; provided, that at no time shall the Annual Salary be less than the Executive’s Annual Salary in the prior calendar year (except any reductions in compensation which may be applied broadly among all senior executives because of adverse financial conditions for the Company or as part of a restructuring of the Company executive compensation program). Annual Salary shall be subject to withholding and other applicable taxes and payroll deductions and payable in substantially equal bi-weekly installments or such other more frequent intervals as may be determined by the Company as payroll policy for senior executives.

(b) INCENTIVE COMPENSATION. The Executive shall be eligible for annual incentive awards under and in accordance with the terms of any incentive bonus plan that may be established by the Company for the benefit of the Executive (or senior executives generally), based on achievement of performance goals and other criteria set forth in such incentive plan. In addition, the Executive will be eligible to participate in any stock option, stock bonus, and/or other equity compensation plans maintained by the Company.

(c) ACQUISITION BONUS. Within thirty (30) days of the closing date of an acquisition by the Company, the Executive shall receive a lump sum payment equal to the net amount set forth below based upon Target Annual Revenue, consisting of fifty percent (50%) in cash, fifty percent (50%)in Company stock (the number of shares of which shall be determined by the value of the Company on the closing date of the transaction giving rise to the payment) and an additional cash bonus to serve as a gross up payment to cover all federal, state and/or local income taxes on the Company stock. For purposes of this Section 5(c), Target Annual Revenue means the annual revenue reflected in the audited financial statements for the most recent completed fiscal year of the target entity acquired by the Company.

Target Annual Revenue	Payment
< $10,000,000	$50,000 cash / $50,000 stock
$10,000,000 - $20,000,000	$75,000 cash / $75,000 stock
> $20,000,000	$100,000 cash / $100,000 stock

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6. BENEFITS, VACATION TIME, EXPENSES AND PERQUISITES.

(a) EMPLOYEE BENEFIT PLANS. During the term of this Agreement, the Executive shall be entitled to participate in all employee benefit plans made available from time to time by the Company to its senior executives, including, but not limited to, pension, 401(k), supplemental retirement income, stock option, medical and health-and-accident plans and arrangements, subject to and on a basis consistent with the terms and conditions of, and the Company rules and regulations pertaining to such plans and arrangements, and any limitations or qualifications imposed by any applicable governmental body.

(b) VACATION. During the term of this Agreement, the Executive shall be entitled to the number of vacation days in each calendar year determined by the Company from time to time for its senior executives; provided, however, that the number of days of vacation in any calendar year shall not be less than five (5) weeks. Such entitlement shall be subject to all rules and policies concerning vacation as shall be applicable to all employees from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its employees.

(c) AUTOMOBILE AND HEALTH ALLOWANCE. During the term of this Agreement, the Executive shall be provided with an automobile allowance of up to $2,000 a month. The Executive shall also be provided with a health club membership of his choosing and concierge physician services of his choosing; provided, however, that the total amount available to the Executive pursuant to this Section 6(c) (including the automobile allowance) shall not exceed $30,000 per year.

(d) LIFE INSURANCE. The Company shall provide the Executive with a whole life insurance policy on the Executive’s life with a face value of $3,000,000 with respect to which the Executive shall be the owner with the sole power to designate a beneficiary of the policy’s proceeds. The Company shall pay the premiums for the policy either directly to the insurer or as a reimbursement to the Executive. The Company shall also pay the Executive a cash bonus annually in such amount as is required to cover the federal, sate and/or local income tax liability associated with the premium payments.

(e) BUSINESS TRAVEL. To the extent the Executive is required to utilize air travel for any business-related activities and/or functions, the Executive will be afforded business class accommodations for any air travel that is scheduled to be of two or more hours in duration.

(f) REIMBURSABLE GENERAL EXPENSES. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Company for its senior executives) in performing services hereunder, provided that the Executive first properly accounts therefore in accordance with such policies and procedures.

(g) FINANCIAL ADVISOR. During the term of this Agreement, the Executive may meet with the financial/tax advisor of his choice up to twice annually and the professional fees associated with such meetings shall be paid by the Company.

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(h) MISCELLANEOUS. The Executive shall be entitled to receive such other perquisites, e.g. cell phones, club memberships and other “fringe benefits”, as the Board of Directors shall deem appropriate, in its sole direction.

7. INDEMNIFICATION. The Company shall indemnify the Executive to the fullest extent permitted in accordance with Nevada law and the terms of the Company’s policy relating to the indemnification of officers, directors, employees and committee members. The Executive’s right to indemnification provided herein is not exclusive of any other rights of indemnification to which the Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise and shall continue beyond the term of this Agreement. The Company shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Company against lawsuits, arbitrations or other proceedings; however, nothing herein shall be construed as to require the Company to obtain such insurance if the Board of Directors determines that such coverage cannot be obtained at a commercially reasonable price.

8. UNAUTHORIZED DISCLOSURE. During the term of this Agreement or at any later time, the Executive shall not, without the written consent of a duly authorized executive officer of the Company, disclose to any person (including an employee of the Company or a subsidiary of the Company), other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company or operating unit with respect to any of the services, products, improvements, formulas, designs or styles, processes, trade secrets, customers, methods of distribution or business practices (the “Confidential Information”), the disclosure of which reasonably would be expected to materially damage the Company; provided, however, that for purposes of this Agreement, Confidential Information shall not include information disclosed to the Executive’s personal advisors incident to the Executive’s personal affairs, any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Upon the termination of the Executive’s employment with the Company, for whatever reason, the Executive shall immediately return to the Company all originals and copies of any and all documents containing any Confidential Information.

The Executive agrees that any and all ideas, including but not limited to, computer software programs, inventions, processes, new methods of processing/production, reports or other work products and materials created or generated during the Executive’s employment by the Company shall become and remain the sole and exclusive property of the Company. The Executive further agrees that the Executive will have no interest in the Confidential Information of the Company, including without limitation, no interest in the know-how, copyright, trademarks or trade names, notwithstanding the fact that the Executive may have created or contributed to the Confidential Information. The Executive waives any rights that the Executive may have with respect to the Confidential Information. The Executive agrees to immediately disclose to the Company all Confidential Information developed in whole or in part by the Executive during the Executive’s term of employment with the Company and to assign to the Company any right, title, or interest the Executive may have in the Confidential Information. The Executive agrees to execute any instruments and do all other things reasonably requested by the Company, both during and after the Executive’s employment with the Company, in order to vest more fully in the Company all ownership rights in those items transferred by the Executive to the Company.

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9. RESTRICTIVE COVENANTS.

(a) NONCOMPETITION. The Executive shall not, directly or indirectly, within the United States of America, enter into or engage generally in direct or indirect competition with the Company in the business of market research data collection, surveys, and related analytical and consulting services, either directly or indirectly as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent for any person, for a period of three (3) years after the date of termination of his employment, except where the termination occurs in conjunction with a Change in Control as described in Section 12(c) . The existence of any material claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Executive acknowledges and agrees that enforcement of this covenant not to compete will not prevent him from earning a livelihood and that any breach of the restrictions set forth in this paragraph will result in irreparable injury to the Company for which it shall have no adequate remedy at law, and that therefore the Company shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(b) RETURN OF MATERIALS. Upon termination of employment with the Company for any reason, including a termination of employment in conjunction with a Change in Control as described in Section 12(c), the Executive shall immediately deliver to the Company all correspondence, manuals, letters, notes, notebooks, reports and any other documents and tangible items containing or constituting confidential information about the Company maintained at his office and shall promptly deliver all said materials held by him at other locations.

(c) NONSOLICITATlON OF EMPLOYEES. The Executive shall not entice or solicit, directly or indirectly, any other executives or key management personnel of the Company to leave the employ of the Company to work with the Executive or any entity with which the Executive has affiliated for a period of three (3) years following the Executive’s termination of employment with the Company for any reason, including a termination of employment in conjunction with a Change in Control as described in Section 12(c).

(d) NONSOLICITATION OF CUSTOMERS. The Executive shall not entice or solicit, directly or indirectly, any client or customer of the Company for a period of three (3) years following the Executive’s termination of employment with the Company for any reason, including a termination of employment in conjunction with a Change in Control as described in Section 12(c).

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(e) ASSIGNMENT AND SUCCESSORS. The parties to this Agreement acknowledge that the covenants and terms of this Agreement are intended to benefit not only the Company but its successors, subsidiaries and affiliates as well. Therefore, the Executive agrees that this Agreement may be assigned by the Company to any person, partnership, corporation or other entity which purchases the Company or is purchased by the Company, as well as to any subsidiary or affiliate of the Company. These persons and entities shall succeed to the rights and obligations of this Agreement and may enforce the terms of this Agreement in his/its own behalf or in the name of the Company. The Executive may not assign his obligations under this Agreement to any other party.

10. REMEDY. The Executive acknowledges and agrees that any breach of the restrictions set forth in Sections 8 and 9 will result in irreparable injury to the Company for which it may have no meaningful remedy in law and the Company shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining such injunction, the Company shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement for any employee enticed away from the Company by the Executive. Further, the Company shall be entitled to set off against or obtain reimbursement from the Executive of any payments owed or made to the Executive by the Company hereunder.

11. TERMINATION.

(a) VOLUNTARY TERMINATION OR DEATH. The Executive’s employment hereunder shall terminate upon his voluntary termination (including retirement but other than for Good Reason) or death. The Executive shall provide the Company with at least sixty (60) days’ advance written notice of his voluntary termination (other than for Good Reason).

(b) TERMINATION DUE TO DISABILITY. If the Executive incurs a Disability, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. The termination of this Agreement by the Company pursuant to this Section 11(b) shall not constitute a decision by the Company not to renew this Agreement pursuant to Section 1(i)(iii).

(c) TERMINATION FOR CAUSE. The Company may terminate the Executive’s employment hereunder for Cause.

(d) TERMINATION BY EXECUTIVE UPON GOOD REASON. The Executive may terminate his employment for Good Reason. The Executive must provide written notice to the Company of his termination of employment for Good Reason within ninety (90) calendar days of the occurrence of the event constituting Good Reason. The Company shall have thirty (30) calendar days from the date of its receipt of such notice to cure or remedy the condition.

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12. PAYMENTS UPON TERMINATION.

(a) If the Executive’s employment shall be terminated because of voluntary termination by Executive (including retirement but other than for Good Reason), death, Disability or for Cause, the Company shall pay the Executive or his guardian or estate his pro rata Annual Salary through the date of termination at the rate in effect at the time of termination and any other amounts owing to Executive at the date of termination. Further, should termination occur because of retirement, death or Disability, the Company may elect to pay the Executive, or his guardian or estate, at the end of the fiscal year in which the termination occurred, a prorated award under any incentive bonus plan in which the Executive participates. Other than as specifically set forth herein, the Company shall have no obligation to provide payments of benefits beyond what the Executive (or his beneficiary) is entitled to under the terms and conditions of the various compensation and benefit plans and arrangements maintained by the Company.

(b) If (i) the Executive’s employment is terminated by the Company other than for the reasons or circumstances set forth under Sections 11(a), (b) or (c) hereof or (ii) if the Executive terminates his employment within 90 calendar days following the occurrence of any of the events constituting Good Reason, then the Company shall continue to pay the Executive his Annual Salary bi-weekly pursuant to the Company’s regular payroll practices for a period (the “Payment Period”) commencing on the effective date of the Executive’s termination of employment (the “Termination Date”) and ending on the second anniversary of the Termination Date. In addition, the Company shall also maintain in full force and effect (and the Executive shall remain a participant in), for the duration of the Payment Period (or until the Executive’s death, if earlier), all disability, medical and health and accident plans and arrangements to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is permitted under the general terms and conditions and rules and regulations of such plans and arrangements. During such period of continued participation, the Executive shall remain subject to the same cost sharing requirements as are applicable to all Senior Executives. If the Executive’s participation in any health and accident, medical, or disability plan or arrangement is barred, the Company shall use its best efforts to obtain and pay for, on Executive’s behalf, individual insurance plans, policies or programs which provide to Executive health, medical, and disability insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination. In addition, any and all outstanding stock options and/or other Company equity awards or grants held by the Executive shall become immediately vested and exercisable.

(c) In the event the Executive’s employment is terminated by the Company within twelve (12) months following a Change in Control, then the Company shall continue to pay the Executive his Annual Salary bi-weekly pursuant to the Company’s regular payroll practices for a period (the “Payment Period”) commencing on the effective date of the Executive’s termination of employment (the “Termination Date”) and ending on the third anniversary of the Termination Date. In addition, the Company shall also maintain in full force and effect (and the Executive shall remain a participant in), for the duration of the Payment Period (or until the Executive’s death, if earlier), all disability, medical and health and accident plans and arrangements to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is permitted under the general terms and conditions and rules and regulations of such plans and arrangements. During such period of continued participation, the Executive shall remain subject to the same cost sharing requirements as are applicable to all Senior Executives. If the Executive’s participation in any health and accident, medical, or disability plan or arrangement is barred, the Company shall use its best efforts to obtain and pay for, on Executive’s behalf, individual insurance plans, policies or programs which provide to Executive health, medical, and disability insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination. In addition, any and all outstanding stock options and/or other Company equity awards or grants held by the Executive shall become immediately vested and exercisable.

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(d) If termination occurs as a result of expiration of the Agreement, the Executive will not be entitled to receive any severance payments or continuation of benefit coverages except as provided under law. The Executive will be permitted to exercise vested options and/or other equity grants or awards as prescribed in the agreements governing those options, grants and/or other awards.

13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either the Company or Executive resulting in damages to either party, that party may recover from the party breaching the Agreement any and all damages that may be sustained.

14. NOTICE. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James T. Medick
2482 Hollow Rock Ct.
Las Vegas, NV 89135

If to the Company:	MR2 Group, Inc.
Attn: Gary E. Stein, Esq.
101 Convention Center Drive, Plaza 125
Las Vegas, Nevada 89109

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

15. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Executive and his heirs and personal representatives, and the Company and any successor to the Company.

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16. ENFORCEMENT OF SEPARATE PROVISIONS. Should any provision of this Agreement be ruled unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

17. SUCCESSOR LIABILITY. The Company shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company’s failure to do so will be a breach of this Agreement.

18. AMENDMENT. This Agreement may be amended by mutual agreement of the parties in writing without the consent of any other person.

19. ARBITRATION. In the event that any disagreement or dispute shall arise between the parties concerning this Agreement, the issue(s) will be submitted to binding arbitration in Clark County, Nevada pursuant to the National Rules for the Settlement of Employment Disputes then in effect of the American Arbitration Association. Any award entered shall be final and binding upon the parties hereto and judgment upon the award may be entered in any court having jurisdiction thereof. Attorneys’ fees and administrative court costs associated with such actions shall be paid by the Company.

20. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor will any amounts or benefits payable or provided hereunder be reduced in the event that he does secure employment, except as otherwise provided herein.

21. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. If the Executive dies prior the expiration of his term of employment hereunder, any moneys that may be due him from the Company under this Agreement as of the date of death shall be paid to the executor, administrator, or other personal representative of the Executive’s estate.

22. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflict of laws provisions.

23. CAPTIONS; PRONOUNS. All captions are for convenience only and do not form a substantive part of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ATTEST:	MR2 GROUP, INC.

By:
Name:
Title:

WITNESS:	JAMES T. MEDICK

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